Exhibit 23.2

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 22, 2019, in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-230179) and related Prospectus of BB&T Corporation for the registration of shares of its common and preferred stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 18, 2019